Contact: Jennifer Rosa         (216) 429-5037 Exhibit 99.1
For release April 30, 2026

TFS Financial Reports Results for Second Quarter Fiscal 2026

(Cleveland, OH - April 30, 2026) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company", "we", "our"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the quarter and six months ended March 31, 2026.
"During the quarter, we had a 4% increase in net income and a record $77.8 million in net interest income,” said Chairman and CEO Marc A. Stefanski. “Our results were driven primarily by increasing yields from Smart Rate ARMs resetting and our prudent management of deposit costs,” he said. “The upcoming purchase season, and the opportunity for mortgage growth, gives us even more optimism for the fiscal year. Our Tier I capital ratio of 10.75% exceeds the amount considered to be well-capitalized, allowing us more opportunities for growth, dividends, and strategic buybacks.”
Operating Results for the Quarter Ended March 31, 2026 compared to the Quarter Ended December 31, 2025
Net income rose $0.9 million, or 4.0%, to $23.2 million for the quarter ended March 31, 2026, from $22.3 million in the prior quarter. This increase reflected higher net interest income and a reduction in non-interest expenses, partially offset by an increase in the provision for credit losses and a decrease in non-interest income.
Net interest income increased $2.1 million, or 2.8%, to $77.8 million for the quarter ended March 31, 2026 from $75.7 million for the quarter ended December 31, 2025. This increase was primarily attributable to a 12 basis point decrease in the cost of interest-bearing liabilities. The average balance and cost of certificates of deposit ("CDs") decreased $609.7 million and 19 basis points, respectively, while savings accounts experienced increases in both average balances ($461.4 million) and cost (56 basis points). The Company offers certain CD products that transition into liquid savings accounts at maturity. This feature has facilitated the movement of funds from CDs to savings accounts. Loan yields decreased by three basis points, reflecting the full quarterly impact of two 25 basis point reductions, during our first fiscal quarter of 2026, in the Wall Street Journal Prime Rate which serves as the index for our home equity lines of credit. The interest rate spread improved by seven basis points to 1.54%, while the net interest margin increased five basis points to 1.84%.
For the quarter ended March 31, 2026, the Company did not record a provision for credit losses whereas a $1.0 million release of provision was recorded for the quarter ended December 31, 2025. The total allowance for credit losses increased $0.8 million during the quarter to $104.9 million, or 0.67% of total loans receivable, from $104.1 million, or 0.66% of total loans receivable, at December 31, 2025. The allowance for unfunded commitments, included in other liabilities, increased $0.9 million due to a $104.8 million increase in commitments to originate loans and had a balance of $30.0 million at March 31, 2026 compared to $29.1 million at December 31, 2025. Net recoveries were $0.8 million for the quarter ended March 31, 2026 compared to $0.7 million for the previous quarter. Total loan delinquencies increased $1.5 million to $38.4 million, or 0.24% of total loans receivable, at March 31, 2026 from $36.9 million, or 0.23% of total loans receivable, at December 31, 2025.
Total non-interest income decreased $0.6 million, or 7.5%, to $7.4 million for the quarter ended March 31, 2026 from $8.0 million for the quarter ended December 31, 2025, primarily due to a $0.6 million decrease in net gain on the sale of loans.
Total non-interest expense decreased $0.8 million, or 1.4%, to $55.4 million for the quarter ended March 31, 2026 from $56.2 million for the quarter ended December 31, 2025. Marketing expenses decreased $2.2 million due to reduced media costs, while federal insurance premium and assessments increased $0.4 million and other operating expenses increased $1.2 million. An increase in third-party costs related to residential loan applications not yet converted to funded loans drove the increase in other operating expenses.
Financial Condition at March 31, 2026 compared to December 31, 2025
Total assets decreased $19.0 million to $17.48 billion at March 31, 2026 from $17.50 billion at December 31, 2025, mainly due to a decrease in cash and cash equivalents.
Cash and cash equivalents decreased $19.4 million, or 4.3%, to $437.3 million at March 31, 2026 from $456.7 million at December 31, 2025, due to normal fluctuations and liquidity management.
Loans held for investment, net of allowance and deferred loan expenses, increased $0.7 million, or less than 1%, remaining at $15.74 billion at March 31, 2026. During the quarter ended March 31, 2026, the combined balances of home equity loans and lines of credit increased $188.4 million to $5.24 billion and residential core mortgage loans decreased $185.9 million to $10.46 billion. Loans held for sale decreased $9.3 million to $5.1 million at March 31, 2026, from $14.4 million at December 31, 2025.

Deposits decreased $184.7 million, or less than 1%, to $10.19 billion at March 31, 2026, compared to $10.37 billion at December 31, 2025, consisting of decreases of $471.0 million in CDs, $9.5 million in money market deposit accounts and $18.9 million in checking accounts, partially offset by an increase of $311.5 million in savings accounts.
Borrowed funds increased $202.6 million, or 4%, to $5.14 billion at March 31, 2026, compared to $4.94 billion at December 31, 2025. The increase in borrowed funds was entirely due to an increase in utilization of advances from the Federal Home Loan Bank ("FHLB") of Cincinnati.
Operating Results for the Six Months Ended March 31, 2026 compared to the Six Months Ended March 31, 2025
The Company reported net income of $45.5 million for the six months ended March 31, 2026, an increase of $2.1 million, or 4.8%, compared to net income of $43.4 million for the six months ended March 31, 2025. The increase was primarily driven by increases in net interest income and non-interest income along with a lower provision for credit losses, partially offset by an increase in non-interest expenses.
Net interest income increased $13.1 million, or 9.3%, to $153.5 million for the six months ended March 31, 2026 compared to $140.4 million for the six months ended March 31, 2025. The yield on interest-earning assets for the six months ended March 31, 2026 rose by 14 basis points compared to the prior year period, as lower-rate residential mortgages were replaced with higher-yielding mortgage loans and home equity products. The cost of interest-bearing liabilities increased by two basis points. The interest rate spread was 1.51% for the six months ended March 31, 2026 compared to 1.39% for the six months ended March 31, 2025. The net interest margin was 1.82% for the six months ended March 31, 2026 and 1.70% for the six months ended March 31, 2025.
During the six months ended March 31, 2026, there was a $1.0 million release of provision for credit losses compared to no provision for the six months ended March 31, 2025. Net loan recoveries totaled $1.5 million for the six months ended March 31, 2026 and $2.1 million for the same period of the prior year.
The total allowance for credit losses increased $0.5 million to $104.9 million, or 0.67% of total loans receivable, from $104.4 million, or 0.67% of total loans receivable, at September 30, 2025 and increased $4.9 million from $99.9 million, or 0.65% of total loans receivable at March 31, 2025. The increases were primarily related to increases in the home equity loan and lines of credit portfolios. The allowance for credit losses included $30.0 million, $30.1 million and $29.4 million in liabilities for unfunded commitments at March 31, 2026, September 30, 2025 and March 31, 2025, respectively. Total loan delinquencies increased $3.7 million to $38.4 million, or 0.24% of total loans receivable, at March 31, 2026 from $34.7 million, or 0.22% of total loans receivable, at September 30, 2025 and increased $6.8 million from $31.6 million, or 0.20% of total loans receivable, at March 31, 2025. Non-accrual loans totaled $37.1 million, or 0.23% of total loans receivable, at March 31, 2026, compared to $38.7 million, or 0.25% of total loans receivable, at September 30, 2025 and $37.0 million, or 0.24% of total loans receivable at March 31, 2025.
Total non-interest income increased $1.9 million, or 14.0%, to $15.5 million for the six months ended March 31, 2026, from $13.6 million for the six months ended March 31, 2025, primarily due to a $1.8 million increase in net gain on the sale of loans. During the six months ended March 31, 2026 and 2025, there were $204.1 million and $147.2 million of loans sold with net gains on the sale of loans totaling $4.1 million and $2.3 million, respectively.
Total non-interest expense for the six months ended March 31, 2026 increased $12.6 million, or 12.7%, to $111.6 million from $99.0 million for the six months ended March 31, 2025. There were increases of $6.4 million in salaries and employee benefits, $2.0 million in marketing services, $1.2 million in office property, equipment and software expenses and $3.5 million in other expenses, partially offset by a decrease of $0.5 million in federal insurance premium and assessments. The increase in salaries and benefits was mainly the result of a one-time after-tax bonus of $1,500 provided to all associates in December 2025, totaling $2.2 million, as well as higher staffing levels and stock-based compensation expenses, partially offset by an increase in capitalized payroll costs related to the implementation of a new core banking system. Other expenses rose due to an increase in third party expenses related to a higher volume of loan applications not yet converted to funded loans, increased down payment assistance and additional postage expenses. Additionally, pension benefits arising from actuarial adjustments were lower during the most recent period.
Financial Condition at March 31, 2026 compared to September 30, 2025
Total assets increased $23.4 million, or less than 1%, to $17.48 billion at March 31, 2026 from $17.46 billion at September 30, 2025. The increase was mainly the result of increases in loans held for investment and other assets, partially offset by decreases in loans held for sale and investment securities available for sale.

Investment securities available for sale decreased $66.1 million, or 12.69%, to $454.6 million at March 31, 2026 from $520.7 million at September 30, 2025. This decrease was mainly due to the combined effect of cash flows from security repayments and maturities. During the six months ended March 31, 2026, a $50.0 million treasury security matured and was not replaced.
Loans held for investment, net of allowance and deferred loan expenses, increased $79.0 million, or 0.5%, to $15.74 billion at March 31, 2026 from $15.66 billion at September 30, 2025. The increase was offset by a $52.6 million decrease in loans held for sale, which totaled $5.1 million at March 31, 2026. Home equity loans and lines of credit increased $424.4 million to $5.24 billion and the residential core mortgage loan portfolio decreased $339.8 million to $10.46 billion.
The changes in loans held for sale and loans held for investment were affected by the volume of loans originated, acquired and sold. During the six months ended March 31, 2026, residential mortgage loan origination and acquisitions were $567.1 million compared to $376.0 million for the six months ended March 31, 2025. Of total residential mortgage loans originated and acquired during the most recent period, 80% were purchase transactions. Commitments originated for home equity loans and lines of credit were $1.10 billion for the six months ended March 31, 2026 compared to $1.19 billion for the six months ended March 31, 2025.
Other assets increased $41.2 million, or 36.9%, to $152.9 million at March 31, 2026 from $111.7 million at September 30, 2025. The increase largely stemmed from a $47.9 million increase in the margin requirement on swap contracts following the maturity of an investment security previously posted as collateral. This was partially offset by a $3.5 million decrease in deferred income tax assets and a $4.0 million decrease in interest receivables on swap contracts.
Deposits decreased $259.6 million, or 2.5%, to $10.19 billion at March 31, 2026 from $10.45 billion at September 30, 2025. The decrease was the result of a $965.2 million decrease in CDs and a $19.4 million decrease in money market deposit accounts, partially offset by increases of $711.2 million in savings accounts and $8.7 million in checking accounts. The decrease in total CDs included a $926.7 million decrease in retail CDs, the majority of which moved into savings accounts, and a $38.5 million decrease in brokered CD accounts. There were $862.4 million in brokered certificates of deposit at March 31, 2026 compared to $900.9 million at September 30, 2025.
Borrowed funds increased $272.2 million, or 5.6%, to $5.14 billion at March 31, 2026 from $4.87 billion at September 30, 2025. The balance of borrowed funds at March 31, 2026, all from the FHLB of Cincinnati, included $624.0 million of overnight advances, $1.53 billion of term advances with a weighted average maturity of approximately 1.5 years and $2.98 billion of term advances, aligned with interest rate swap contracts, with a remaining weighted average effective maturity of approximately 2.8 years.
Total shareholders' equity increased $28.5 million, or 1.5%, to $1.92 billion at March 31, 2026 from $1.89 billion at September 30, 2025. Activity reflects $45.5 million of net income, dividends paid of $30.1 million, $4.0 million in repurchases of the Company's common stock, a $12.4 million net decrease in accumulated other comprehensive loss and net positive adjustments of $4.7 million related to our stock compensation and employee stock ownership plans. The change in accumulated other comprehensive income was primarily due to a net decrease in unrealized losses on swap contracts. During the six months ended March 31, 2026, a total of 288,196 shares of the Company's common stock were repurchased at an average cost of $13.86 per share. The Company's eighth stock repurchase program, authorized by the Board of Directors in October 2016, allows for a total of 10,000,000 shares to be repurchased, with 4,655,890 remaining shares authorized for repurchase at March 31, 2026.
The Company declared and paid a quarterly dividend of $0.2825 per share during each of the first two fiscal quarters of 2026. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive its receipt of its share of the dividends paid. Under Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 8, 2025 member vote and subsequent non-objection of the Federal Reserve, the MHC has the approval to waive receipt of up to $1.13 per share of possible dividends to be declared on the Company’s common stock during the twelve months subsequent to the members’ approval (i.e., through July 8, 2026), including a total of up to $0.2825 remaining. The MHC has conducted the member vote to approve the dividend waiver each of the past twelve years under Federal Reserve regulations and for each of those twelve years, approximately 97% of the votes cast were in favor of the waiver.
The Company operates under the capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”). At March 31, 2026 all of the Company's capital ratios exceed the amounts required for the Company to be considered "well capitalized" for regulatory capital purposes. The Company's Tier 1 leverage ratio was 10.77%, its Common Equity Tier 1 and Tier 1 ratios were each 17.22% and its total capital ratio was 18.18%.

Presentation slides as of March 31, 2026 will be available on the Company's website, thirdfederal.com, under the Investor Relations link under the "Presentations" menu, beginning May 1, 2026. The Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security while creating value for our customers, communities, associates and shareholders. It became part of a public company in 2007 and celebrated its 85th anniversary in May 2023. Third Federal, which lends in 28 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, two lending offices in Central and Southern Ohio, and 15 full service branches throughout Florida. As of March 31, 2026, the Company’s assets totaled $17.48 billion.

Forward Looking Statements
This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:
●	statements of our goals, intentions and expectations;
●	statements regarding our business plans and prospects and growth and operating strategies;
●	statements concerning trends in our provision for credit losses and charge-offs on loans and off-balance sheet exposures;
●	statements regarding the trends in factors affecting our financial condition and results of operations, including credit quality of our loan and investment portfolios; and
●	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:
●	significantly increased competition among depository and other financial institutions, including with respect to our ability to charge overdraft fees;
●	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments, or our ability to originate loans;
●	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;
●
the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and changes in estimates of the allowance for credit losses;

●	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;
●	changes in consumer spending, borrowing and savings habits, including repayment speeds on loans;
●	adverse changes and volatility in the securities markets, credit markets or real estate markets;
●	our ability to manage market risk, credit risk, liquidity risk, reputational risk, regulatory risk and compliance risk;
●	our ability to access cost-effective funding;
●	legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;
●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the FASB or the PCAOB;
●	the adoption of implementing regulations by a number of different regulatory bodies, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;
●	our ability to enter new markets successfully and take advantage of growth opportunities;
●	future adverse developments concerning Fannie Mae or Freddie Mac;
●	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury, the Federal Reserve System, Federal Housing Finance Agency, the OCC, FDIC, and others, and the effects of tariffs and retaliatory actions;
●	the ability of the U.S. Government to remain open, function properly and manage federal debt limits;
●	the continuing governmental efforts to restructure the U.S. financial and regulatory system;
●	the effects of the current partial federal government shutdown;
●	changes in policy and/or assessment rates of taxing authorities that adversely affect us or our customers;
●	changes in accounting and tax estimates;
●	changes in our organization and changes in expense trends, including but not limited to trends affecting non-performing assets, charge-offs and provisions for credit losses;
●	the inability of third-party providers to perform their obligations to us;
●	changes in liquidity, including the size and composition of our deposit portfolio, and the percentage of uninsured deposits in the portfolio;
●	the effects of global or national war, conflict or acts of terrorism;
●	our ability to retain key associates;
●	civil unrest;
●
cyber-attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems; and

●	the impact of a wide-spread pandemic, and related government action, on our business and the economy.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	March 31, 2026	September 30, 2025
ASSETS
Cash and due from banks	$25,122	$24,176
Other interest-earning cash equivalents	412,159	405,263
Cash and cash equivalents	437,281	429,439
Investment securities available for sale	454,625	520,659
Mortgage loans held for sale	5,051	57,662
Loans held for investment, net:
Mortgage loans	15,738,734	15,659,460
Other loans	8,254	8,153
Deferred loan expenses, net	70,253	69,943
Allowance for credit losses on loans	(74,900)	(74,244)
Loans, net	15,742,341	15,663,312
Mortgage loan servicing rights, net	8,975	8,549
Federal Home Loan Bank stock, at cost	244,361	235,363
Real estate owned, net	1,383	1,921
Premises, equipment, and software, net	43,429	40,022
Accrued interest receivable	59,927	62,553
Bank owned life insurance contracts	329,360	325,149
Other assets	152,937	111,687
TOTAL ASSETS	$17,479,670	$17,456,316
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$10,187,391	$10,446,968
Borrowed funds	5,142,391	4,870,219
Borrowers’ advances for insurance and taxes	96,518	113,168
Principal, interest, and related escrow owed on loans serviced	29,197	30,328
Accrued expenses and other liabilities	101,703	101,709
Total liabilities	15,557,200	15,562,392
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued	3,323	3,323
Paid-in capital	1,758,387	1,757,813
Treasury stock, at cost	(776,404)	(774,340)
Unallocated ESOP shares	(16,250)	(18,417)
Retained earnings—substantially restricted	962,213	946,776
Accumulated other comprehensive income (loss)	(8,799)	(21,231)
Total shareholders’ equity	1,922,470	1,893,924
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$17,479,670	$17,456,316

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended
	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$183,515	$184,946	$185,332	$177,493	$171,506
Investment securities available for sale	3,985	4,241	4,708	4,816	4,755
Other interest and dividend earning assets	7,969	8,585	9,013	9,098	9,691
Total interest and dividend income	195,469	197,772	199,053	191,407	185,952
INTEREST EXPENSE:
Deposits	73,792	79,203	78,636	76,803	75,379
Borrowed funds	43,871	42,889	43,094	39,610	38,524
Total interest expense	117,663	122,092	121,730	116,413	113,903
NET INTEREST INCOME	77,806	75,680	77,323	74,994	72,049
PROVISION (RELEASE) FOR CREDIT LOSSES	—	(1,000)	1,000	1,500	1,500
NET INTEREST INCOME AFTER PROVISION (RELEASE) FOR CREDIT LOSSES	77,806	76,680	76,323	73,494	70,549
NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,498	2,512	2,617	2,467	2,221
Net gain on the sale of loans	1,744	2,329	2,314	726	1,187
Increase in and death benefits from bank owned life insurance contracts	2,718	2,764	2,650	2,733	2,680
Other	477	443	580	1,122	980
Total non-interest income	7,437	8,048	8,161	7,048	7,068
NON-INTEREST EXPENSE:
Salaries and employee benefits	30,184	30,488	27,579	27,651	27,666
Marketing services	4,026	6,239	4,537	5,810	4,632
Office property, equipment and software	7,932	7,756	7,236	7,653	7,617
Federal insurance premium and assessments	3,552	3,247	3,388	3,519	3,673
State franchise tax	1,146	1,067	1,117	1,204	1,199
Other expenses	8,559	7,433	8,188	7,348	6,301
Total non-interest expense	55,399	56,230	52,045	53,185	51,088
INCOME BEFORE INCOME TAXES	29,844	28,498	32,439	27,357	26,529
INCOME TAX EXPENSE	6,597	6,224	6,440	5,844	5,508
NET INCOME	$23,247	$22,274	$25,999	$21,513	$21,021
Earnings per share - basic and diluted	$0.08	$0.08	$0.09	$0.08	$0.07
Weighted average shares outstanding
Basic	278,858,428	278,754,792	278,764,271	278,832,875	278,729,388
Diluted	279,934,262	279,908,875	279,887,491	279,873,274	279,719,382

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Six Months Ended
	March 31,
	2026	2025
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$368,461	$343,658
Investment securities available for sale	8,226	9,210
Other interest and dividend earning assets	16,554	19,852
Total interest and dividend income	393,241	372,720
INTEREST EXPENSE:
Deposits	152,995	153,321
Borrowed funds	86,760	79,022
Total interest expense	239,755	232,343
NET INTEREST INCOME	153,486	140,377
PROVISION (RELEASE) FOR CREDIT LOSSES	(1,000)	—
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	154,486	140,377
NON-INTEREST INCOME:
Fees and service charges, net of amortization	5,010	4,445
Net gain on the sale of loans	4,073	2,302
Increase in and death benefits from bank owned life insurance contracts	5,482	5,362
Other	920	1,462
Total non-interest income	15,485	13,571
NON-INTEREST EXPENSE:
Salaries and employee benefits	60,672	54,272
Marketing services	10,265	8,286
Office property, equipment and software	15,688	14,461
Federal insurance premium and assessments	6,799	7,258
State franchise tax	2,213	2,246
Other expenses	15,992	12,506
Total non-interest expense	111,629	99,029
INCOME BEFORE INCOME TAXES	58,342	54,919
INCOME TAX EXPENSE	12,821	11,472
NET INCOME	$45,521	$43,447
Earnings per share
Basic	$0.16	$0.15
Diluted	$0.16	$0.15
Weighted average shares outstanding
Basic	278,806,040	278,632,698
Diluted	279,906,185	279,644,307

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2026			December 31, 2025			March 31, 2025
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$390,194	$3,561	3.65%	$386,878	$3,827	3.96%	$416,911	$4,578	4.39%
Investment securities	3,948	11	1.11%	20,064	194	3.87%	54,105	552	4.08%
Mortgage-backed securities	454,227	3,974	3.50%	460,043	4,047	3.52%	466,617	4,203	3.60%
Loans (2)	15,800,101	183,515	4.65%	15,793,474	184,946	4.68%	15,351,040	171,506	4.47%
Federal Home Loan Bank stock	239,292	4,408	7.37%	233,298	4,758	8.16%	219,813	5,113	9.30%
Total interest-earning assets	16,887,762	195,469	4.63%	16,893,757	197,772	4.68%	16,508,486	185,952	4.51%
Noninterest-earning assets	534,228			536,886			534,285
Total assets	$17,421,990			$17,430,643			$17,042,771
Interest-bearing liabilities:
Checking accounts	$791,919	39	0.02%	$790,898	70	0.04%	$822,059	89	0.04%
Savings accounts	1,709,180	7,245	1.70%	1,247,736	3,563	1.14%	1,219,188	2,722	0.89%
Certificates of deposit	7,750,278	66,508	3.43%	8,359,946	75,570	3.62%	8,292,210	72,568	3.50%
Borrowed funds	5,001,235	43,871	3.51%	4,827,275	42,889	3.55%	4,542,318	38,524	3.39%
Total interest-bearing liabilities	15,252,612	117,663	3.09%	15,225,855	122,092	3.21%	14,875,775	113,903	3.06%
Noninterest-bearing liabilities	241,772			282,935			235,601
Total liabilities	15,494,384			15,508,790			15,111,376
Shareholders’ equity	1,927,606			1,921,853			1,931,395
Total liabilities and shareholders’ equity	$17,421,990			$17,430,643			$17,042,771
Net interest income		$77,806			$75,680			$72,049
Interest rate spread (1)(3)			1.54%			1.47%			1.45%
Net interest-earning assets (4)	$1,635,150			$1,667,902			$1,632,711
Net interest margin (1)(5)		1.84%			1.79%			1.75%
Average interest-earning assets to average interest-bearing liabilities	110.72%			110.95%			110.98%
Selected performance ratios:
Return on average assets (1)		0.53%			0.51%			0.49%
Return on average equity (1)		4.82%			4.64%			4.35%
Average equity to average assets		11.06%			11.03%			11.33%
(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Six Months Ended			Six Months Ended
	March 31, 2026			March 31, 2025
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$388,536	$7,388	3.80%	$420,511	$9,527	4.53%
Investment securities	12,006	205	3.41%	57,144	1,226	4.29%
Mortgage-backed securities	457,135	8,021	3.51%	460,475	7,984	3.47%
Loans (2)	15,796,787	368,461	4.67%	15,338,580	343,658	4.48%
Federal Home Loan Bank stock	236,295	9,166	7.76%	222,895	10,325	9.26%
Total interest-earning assets	16,890,759	393,241	4.66%	16,499,605	372,720	4.52%
Noninterest-earning assets	535,558			529,459
Total assets	$17,426,317			$17,029,064
Interest-bearing liabilities:
Checking accounts	$791,409	109	0.03%	$824,221	179	0.04%
Savings accounts	1,478,458	10,808	1.46%	1,254,488	6,075	0.97%
Certificates of deposit	8,055,112	142,078	3.53%	8,175,475	147,067	3.60%
Borrowed funds	4,914,255	86,760	3.53%	4,597,823	79,022	3.44%
Total interest-bearing liabilities	15,239,234	239,755	3.15%	14,852,007	232,343	3.13%
Noninterest-bearing liabilities	262,354			253,621
Total liabilities	15,501,588			15,105,628
Shareholders’ equity	1,924,729			1,923,436
Total liabilities and shareholders’ equity	$17,426,317			$17,029,064
Net interest income		$153,486			$140,377
Interest rate spread (1)(3)			1.51%			1.39%
Net interest-earning assets (4)	$1,651,525			$1,647,598
Net interest margin (1)(5)		1.82%			1.70%
Average interest-earning assets to average interest-bearing liabilities	110.84%			111.09%
Selected performance ratios:
Return on average assets (1)		0.52%			0.51%
Return on average equity (1)		4.73%			4.52%
Average equity to average assets		11.04%			11.30%

(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.